                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 8, 1998

                        ALABAMA NATIONAL BANCORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                       0-25160                 63-1114426
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                 File Number)          Identification No.)

                            1927 First Avenue North
                           Birmingham, Alabama 35203
                    (Address of principal executive offices)

       Registrant's telephone number, including area code (205) 583-3600

                                 Not Applicable
         (Former name of former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

  On June 8, 1998, Alabama National BanCorporation, a Delaware corporation ("ANB"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Community Financial Corporation, a Georgia corporation ("CFC"). The Merger Agreement provides, among other things, that CFC will be merged with and into ANB, with ANB being the surviving corporation (the "Merger").

  Pursuant to the Merger Agreement, holders of CFC common stock will receive approximately 0.3518 shares of ANB common stock for each share of CFC common stock, with options to purchase CFC common stock converting to options to purchase ANB common stock at the same conversion ratio. On a fully diluted basis, the aggregate number of ANB share equivalents resulting from the Merger will be approximately 1,105,000 shares of ANB common stock. Consummation of the Merger is subject to the satisfaction of certain conditions, including approval and adoption of the Merger Agreement by the shareholders of CFC, approval of the appropriate regulatory agencies, and certain other conditions. The Merger is expected to close by November 30, 1998 and will be accounted for as a pooling of interests.

  The press release announcing the above described merger is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1     Press release issued on June 8, 1998.


  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

  Dated:  June 10, 1998

                              Alabama National BanCorporation


                              By:/s/ William E. Matthews, V
                                 --------------------------
                                 William E. Matthews, V
                                 Executive Vice President and
                                 Chief Financial Officer